 As filed with the Securities and Exchange Commission on October 20, 1999.
                                                      Registration No. 333-84033
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              AMENDMENT NO. 6
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ----------------
                      INTERTRUST TECHNOLOGIES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                               ----------------
         Delaware                     7371                   52-1672106
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or
      Organization)

                4750 Patrick Henry Blvd., Santa Clara, CA 95054
                                 (408) 855-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                  Victor Shear
               Chief Executive Officer and Chairman of the Board
                      InterTrust Technologies Corporation
                4750 Patrick Henry Blvd., Santa Clara, CA 95054
                                 (408) 855-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
     Robert V. Gunderson, Jr., Esq.            Laird H. Simons III, Esq.
          Bennett L. Yee, Esq.               Katherine Tallman Schuda, Esq.
     William E. Growney, Jr., Esq.               Tyler R. Cozzens, Esq.
           Amy S. Cohen, Esq.                   Pamela A. Sergeeff, Esq.
        Margaret E. Paige, Esq.                    Fenwick & West LLP
        Gunderson Dettmer Stough                  Two Palo Alto Square
  Villeneuve Franklin & Hachigian, LLP        Palo Alto, California 94306
         155 Constitution Drive                      (650) 494-0600
      Menlo Park, California 94025
             (650) 321-2400
                               ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

   This Amendment No. 6 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

   The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees, and The Nasdaq National Market listing fee.

   SEC registration fee............................................. $   29,093
   NASD filing fee..................................................     10,965
   Nasdaq National Market listing fee...............................     90,000
   Printing and engraving expenses..................................    150,000
   Legal fees and expenses..........................................    450,000
   Accounting fees and expenses.....................................    250,000
   Road show expenses...............................................     50,000
   Blue sky fees and expenses.......................................      5,000
   Custodian and transfer agent fees................................     15,000
   Miscellaneous fees and expenses..................................     99,942
                                                                     ----------
     Total.......................................................... $1,150,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI, Section 6.1 of our bylaws provides for mandatory indemnification of our directors, officers, and employees to the maximum extent permitted by the Delaware General Corporation Law. Our sixth amended and restated certificate of incorporation provides that our officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to our stockholders and us. This provision in the sixth amended and restated certificate of incorporation does not eliminate the officers' or directors' fiduciary duty, and, in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our officers and directors against limited liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since January 1, 1996, we have issued and sold the following securities:

   1. We granted direct issuances or stock options to purchase 7,964,900 shares of our common stock at exercise prices ranging from $0.625 to $12.00 per share to employees, consultants, directors, and other service providers under our 1995 stock plan. We granted direct issuances or stock options to purchase 1,234,360 shares of our common stock at exercise prices ranging from $0.01 to $7.65 per share to service providers outside of the 1995 stock plan.

   2. We issued and sold an aggregate of 2,025,305 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $2,624,030 under direct issuances or exercises of options granted under our 1995 stock plan. We issued and sold an aggregate of 1,676,200 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $1,137,851 under direct issuances or exercises of options granted under our 1992 stock plan. We issued and sold an aggregate of 320,360 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $449,701 under direct issuances or exercises of options granted outside of the stock plans.

   3. On February 29, 1996, we issued a warrant to purchase 16,000 shares of our class A voting common stock with an exercise price of $1.25 per share to Alexander Communications in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 16,000 shares thereunder.

   4. On April 24, 1996, we issued a warrant to purchase 8,000 shares of our class A voting common stock with an exercise price of $1.25 per share to John Holmgreen in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 8,000 shares thereunder.

   5. On April 24, 1996, we issued two warrants to purchase a total of 200,000 shares of our class A voting common stock with an exercise price of $1.25 per share to Otto Candies, LLC in connection with the payment of two convertible promissory notes. The warrants were subsequently exercised and we issued 200,000 shares thereunder.

   6. On April 27, 1996, we issued a warrant to purchase 32,000 shares of our class A voting common stock with an exercise price of $1.25 per share to the Hubbs Family Trust in connection with the payment of a convertible promissory note. The warrant was subsequently exercised and we issued 32,000 shares thereunder.

   7. In March, April, and June 1996, we issued and sold 3,966,666 shares of our series A preferred stock for an aggregate purchase price of approximately $10,135,000 to a group of investors under a stock purchase agreement.

   8. In August and October 1996, June and December 1997, and January, March, April, July, August, September, November, and December 1998, we issued and sold 6,533,721 shares of our series B preferred stock for an aggregate purchase price of approximately $27,997,000 to a group of investors under a stock purchase agreement.

   9. On August 19, 1996, we issued a warrant to purchase 311,016 shares of our class B non-voting common stock to Upgrade Corporation of America. The warrant will be terminated upon the initial public offering of our common stock.

   10. On November 1, 1996, we issued a warrant to purchase 10,000 shares of our class A voting common stock with an exercise price of $2.56 per share to the Rutherford Bolen Group. The warrant was subsequently exercised and we issued 10,000 shares thereunder.

   11. On April 28, 1998, we issued a warrant to purchase 2,000 shares of our class B non-voting common stock with an exercise price of $1.50 per share to Peter Williams. The warrant was subsequently exercised and we issued 2,000 shares thereunder.

   12. On June 4, 1998, we issued a warrant to purchase 3,000 shares of our class B non-voting common stock with an exercise price of $1.50 per share to Peter Williams. The warrant was subsequently exercised and we issued 3,000 shares thereunder.

   13. On December 21, 1998, we issued a warrant to purchase 4,000 shares of our class B non-voting common stock with an exercise price of $1.75 per share to Bill Horne.

   14. In March 1999, we issued and sold 850,000 shares of our series C preferred stock for an aggregate purchase price of approximately $5,007,000 to a group of investors under a stock purchase agreement.

   15. In April and May 1999, we issued and sold 1,142,023 shares of our series D preferred stock for an aggregate purchase price of approximately $9,707,000 to a group of investors under a stock purchase agreement.

   16. In July 1999, we issued and sold 1,309,700 shares of our series E preferred stock for an aggregate purchase price of approximately $15,716,000 to a group of investors under a stock purchase agreement and issued 83,333 shares of our series E preferred stock upon the conversion of a $1.0 million promissory note.

   17. On September 7, 1999, we issued a warrant to purchase 325,000 shares of our class A voting common stock with an exercise price of $14.00 per share to Allen & Company Inc. in connection with a financial consulting agreement.

   18. On October 12, 1999, we issued 85,000 shares of our class A voting common stock to a third party in exchange for the purchase of audio decoding and rendering technology and related assets and a license to video technology valued at $1,190,000.

   The sale of the above securities was determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  Exhibit
    No.                                 Description
  -------                               -----------
 1.1**     Form of Underwriting Agreement.
 3.1**     Fifth Amended and Restated Certificate of Incorporation of the
           Registrant.
 3.2**     Form of Sixth Amended and Restated Certificate of Incorporation to
           be filed upon the closing of the offering made under this
           Registration Statement.
 3.3**     Bylaws of the Registrant.
 3.4**     Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made under this Registration Statement.
 4.1**     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2**     Form of Registrant's Common Stock certificate.
 4.3**     Form of Registration Rights under select Convertible Promissory
           Notes.
 4.4**     Form of Registration Rights under select Class A Common Stock
           Purchase Agreements.
 4.5**     Form of Series A Preferred Stock Registration Rights.
 4.6**     Form of Series B, C, D and E Preferred Stock Registration Rights.
 4.7**     Form of Registration Rights found in a Class B Non-Voting Common
           Stock Warrant.
 5.1**     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.
 10.1**    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2**    1999 Equity Incentive Plan and forms of agreements thereunder.
 10.3**    1999 Employee Stock Purchase Plan.
 10.4**    1999 Non-Employee Directors Option Plan.
 10.5***   [This exhibit has been omitted]
 10.6****  [This exhibit has been omitted]
 10.7****  [This exhibit has been omitted]
 10.8****  [This exhibit has been omitted]
 10.9****  [This exhibit has been omitted]
 10.10**** [This exhibit has been omitted]
 10.11**   Lease between Mission West Properties, L.P. and the Registrant dated
           July 21, 1999.
 10.12+    Technology Development, Marketing, and License Agreement by and
           between the Registrant and National Westminster Bank PLC dated
           August 18, 1998.
 10.13+    Technology Development and License Agreement by and between the
           Registrant and Universal Music Group, Inc. dated April 13, 1999.
 10.14+    Technology Development and License Agreement by and between the
           Registrant and Upgrade Corporation of America dated August 7, 1996
 10.15+    Technology Development and License Agreement by and between the
           Registrant and Mitsubishi Corporation dated October 7, 1996.
 10.16**   Warrant for the purchase of Class A Voting Common Stock made by the
           Registrant and held by Allen & Company Incorporated, dated September
           7, 1999
 10.17     Amendment to Technology, Development, Marketing and License
           Agreement by and between the Registrant and National Westminster
           Bank dated August 18, 1998.
 10.18*    Amendment to Technology Development and License Agreement by and
           between the Registrant and Universal Music Group, Inc. dated April
           13, 1999
 21.1**    Subsidiaries of the Registrant.
 23.1**    Consent of Ernst & Young LLP, independent auditors.
 23.2**    Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**    Power of Attorney.
 27.1**    Financial Data Schedule.

--------
*   To be filed by amendment.
**  Previously filed.
*** This warrant will be terminated upon the initial public offering.
**** These leases are no longer in existence.
+Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

  (b) Financial Statement Schedules

   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

   We undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant under the Delaware General Corporation Law, our sixth amended and restated certificate of incorporation or our amended and restated bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding, is asserted by a director, officer, or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   We undertake that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 20th day of October, 1999.

                                         Intertrust Technologies Corporation

                                         By    /s/    Victor Shear
                                            -----------------------------------
                                                      Victor Shear
                                            Chairman of the Board and Chief
                                                   Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated:

          Signature                       Title                    Date

       /s/ Victor Shear         Chairman of the Board and
------------------------------   Chief Executive Officer     October 20, 1999
         Victor Shear            (Principal Executive
                                 Officer)

        David C. Chance*        Executive Vice Chairman
------------------------------                               October 20, 1999
       David C. Chance

       Erwin N. Lenowitz*       Vice Chairman of the
------------------------------   Board, Chief Financial      October 20, 1999
      Erwin N. Lenowitz          Officer (Principal
                                 Financial and Accounting
                                 Officer) and Secretary

      /s/ Edmund J. Fish        Director, Senior
------------------------------   Operating Officer and       October 20, 1999
        Edmund J. Fish           Executive Vice
                                 President, Corporate
                                 Development

         David Van Wie*         Director and Senior Vice
------------------------------   President of Research       October 20, 1999
        David Van Wie

                                Director
   Bruce Fredrickson*                                        October 20, 1999
------------------------------
      Bruce Fredrickson

       Satish K. Gupta*         Director
------------------------------                               October 20, 1999
       Satish K. Gupta


*By:    /s/ Victor Shear
  --------------------------
         Victor Shear
       Attorney-in-fact

*By:   /s/ Edmund J. Fish
  --------------------------
        Edmund J. Fish
       Attorney-in-fact

                               INDEX TO EXHIBITS

  Exhibit
    No.                                 Description
  -------                               -----------
 1.1**     Form of Underwriting Agreement.
 3.1**     Fifth Amended and Restated Certificate of Incorporation of the
           Registrant.
 3.2**     Form of Sixth Amended and Restated Certificate of Incorporation to
           be filed upon the closing of the offering made under this
           Registration Statement.
 3.3**     Bylaws of the Registrant.
 3.4**     Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering made under this Registration Statement.
 4.1**     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2**     Form of Registrant's Common Stock certificate.
 4.3**     Form of Registration Rights under select Convertible Promissory
           Notes.
 4.4**     Form of Registration Rights under select Class A Common Stock
           Purchase Agreements.
 4.5**     Form of Series A Preferred Stock Registration Rights.
 4.6**     Form of Series B, C, D and E Preferred Stock Registration Rights.
 4.7**     Form of Registration Rights found in a Class B Non-Voting Common
           Stock Warrant.
 5.1**     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.
 10.1**    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2**    1999 Equity Incentive Plan and forms of agreements thereunder.
 10.3**    1999 Employee Stock Purchase Plan.
 10.4**    1999 Non-Employee Directors Option Plan.
 10.5***   [This exhibit has been omitted]
 10.6****  [This exhibit has been omitted]
 10.7****  [This exhibit has been omitted]
 10.8****  [This exhibit has been omitted]
 10.9****  [This exhibit has been omitted]
 10.10**** [This exhibit has been omitted]
 10.11**   Lease between Mission West Properties, L.P. and the Registrant dated
           July 21, 1999.
 10.12+    Technology Development, Marketing, and License Agreement by and
           between the Registrant and National Westminster Bank PLC dated
           August 18, 1998.
 10.13+    Technology Development and License Agreement by and between the
           Registrant and Universal Music Group, Inc. dated April 13, 1999.
 10.14+    Technology Development and License Agreement by and between the
           Registrant and Upgrade Corporation of America dated August 7, 1996
 10.15+    Technology Development and License Agreement by and between the
           Registrant and Mitsubishi Corporation dated October 7, 1996.
 10.16**   Warrant for the purchase of Class A Voting Common Stock made by the
           Registrant and held by Allen & Company Incorporated, dated September
           7, 1999
 10.17     Amendment to Technology, Development, Marketing and License
           Agreement by and between the Registrant and National Westminster
           Bank dated August 18, 1998.
 10.18*    Amendment to Technology Development and License Agreement by and
           between the Registrant and Universal Music Group, Inc. dated April
           13, 1999
 21.1**    Subsidiaries of the Registrant.
 23.1**    Consent of Ernst & Young LLP, independent auditors.
 23.2**    Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**    Power of Attorney.
 27.1**    Financial Data Schedule.

--------
*   To be filed by amendment.
**  Previously filed.
*** This warrant will be terminated upon the initial public offering.
**** These leases are no longer in existence.
+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.